Exhibit 3.128

CERTIFICATE OF INCORPORATION

RURAL/METRO OF CENTRAL ALABAMA, INC.

FIRST: The name of the Corporation is Rural/Metro of Central Alabama, Inc.

SECOND: The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation law of the State of Delaware, as the same exists or may hereafter be amended (the “GCL”);

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Ten Thousand (10,000) shares designated as common stock and the par value of each such share of common stock is One Cent ($.01) per share.

FIFTH: The name and mailing address of the incorporator is Steven M. Lee, P. O. Box F, Scottsdale, Arizona 85252-3006.

SIXTH: The number of directors which. shall comprise the initial Board of Directors or the Corporation shall be two (2). The size of the Board of Directors may be increased or decreased in the manner provided in the Bylaws of the Corporation.

All corporate powers of the Corporation shall be exercised by or under the direction of the Board of Directors except as otherwise provided herein or by law.

SEVENTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EIGHTH: Any director or the entire Board of Directors may be removed, with or without cause, at any time by the holders of a majority of the shares then entitled to vote at an election of directors, and the vacancy in the Board of Directors caused by such removal may be filled by the stockholders at the time of such removal.

NINTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or Imitation thereof is not permitted under the GCL. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the. Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

TENTH: Subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw made by the Board of Directors, the Board of Directors is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation.

ELEVENTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present farm or as hereafter amended are granted subject to the rights reserved in this Article.

TWELFTH: Section 203 of the GCL shall not be applicable to this Corporation.

IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove stated, sets his hand this 24th day of June, 1996.

/s/ Steven M. Lee
Steven M. Lee, Incorporator